The First Israel Fund, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

A Form 3 for the below individuals was not filed within the required regulatory timeframe:

Hugh Young	Vice President
Vincent McDevitt	Chief Compliance Officer
William Baltrus	Vice President
Jennifer Nichols	Vice President
Lucia Sitar	Vice President
Megan Kennedy	Vice President/Secretary
Timothy Sullivan	Vice President
Alan Goodson	Vice President
Christian Pittard	Vice President
Andrea Melia	Treasurer and Chief Financial Officer
Devan Kaloo	Vice President
Joanne Irvine	Vice President